EXHIBIT 99.1

Harvard Bioscience To Acquire Data Sciences International and Sells Denville Scientific

Reports 2018 Guidance

-Conference Call and Webcast Scheduled for Tuesday, January 23 at 7:30 AM ET-

HOLLISTON, Mass., Jan. 22, 2018 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq:HBIO) (the “Company”), a global developer, manufacturer and marketer of a broad range of solutions to advance life science, has entered into a definitive merger agreement to acquire 100% of the outstanding stock of Data Sciences International, Inc. (“DSI”) for approximately $70 million (subject to adjustment for net working capital and other customary adjustments).  Simultaneously, the Company completed the sale of its wholly-owned subsidiary Denville Scientific, Inc. (“Denville”) to Thomas Scientific, LLC for approximately $20 million, which includes a $3 million earn-out provision.

DSI, a St. Paul, Minnesota-based life science research company, is a recognized leader in physiologic monitoring focused on delivering preclinical products, systems, services and solutions to its customers. Its customers include pharmaceutical and biotechnology companies, as well as contract research organizations, academic labs and government researchers. For the trailing 12 months (“TTM”) ended December 31, 2017, DSI had approximately $44 million in revenue.

The acquisition of DSI will be accretive to earnings at closing, diversifies the Company’s customer base into the biopharma and contract research organization markets, and offers significant revenue and cost synergies.

  DSI has a strong presence in the pharmaceutical and biotech industries, as well as with contract research organizations.  As of December 31, 2017, there is almost no overlap in the companies’ top customers.

  The Company expects the transaction to generate approximately $2.5 million to $3.5 million in combined revenue and cost synergies 12 months following closing and increase over the first 3 years following closing.

The boards of directors of the Company and DSI have each approved the merger agreement and the merger, consummation of which is subject to customary closing conditions, including adoption of the merger agreement by the stockholders of DSI. Concurrently with the signing of the merger agreement, stockholders of DSI, representing a majority of the outstanding voting shares of DSI in the aggregate, voting together on an as converted basis, and of at least two thirds of the preferred stockholders of DSI, entered into voting and support agreements to vote their shares in favor of the merger transaction.

Denville is a Charlotte, North Carolina-based life science research consumables distributor.  For the year ended December 31, 2017, Denville contributed approximately $24.5 million in revenue to the Company.  Denville was no longer central to the Company’s strategy and the disposition allows the Company to focus on and add to its primary and more profitable instrumentation business.

“This is a momentous day for Harvard Bioscience,” said Jeffrey A. Duchemin, the Company’s President and Chief Executive Officer.  “Our entire organization has worked tirelessly over the last three years to build a foundation to be able to acquire and integrate a company like DSI.  From implementing ERP platforms, consolidating facilities, and initiating prudent cost containment programs, Harvard Bioscience is ready to take a significant step forward in our strategic vision of the Company.  With the sale of Denville, and upon the closing of the DSI acquisition, we will have transformed our company into a pure play life science instrumentation company with competitive advantages across our portfolio.  This strategic shift will make Harvard Bioscience a larger company, less susceptible to fluctuations in academic research funding, with improved profitability on day one.  We believe this transformation will set our organization on the path for sustained top-line and bottom-line growth.  I’d like to thank the employees of Denville for their contributions to making Harvard Bioscience a successful company.  I am also proud to welcome the DSI team to Harvard Bioscience and we look forward to working together to increase shareholder value.  The future is truly bright for Harvard Bioscience.”

As a result of these transactions, management expects the Company’s fiscal 2018 annual revenue to be between $118 million and $123 million.  The Company expects gross profit margins under generally accepted accounting principles (“GAAP”) to be between 54% and 57%, GAAP operating margins to be between 4% and 7%, and GAAP earnings per share (“EPS”) to be between $0.03 and $0.07.  These estimates equate to non-GAAP adjusted gross profit margins of between 54% and 57%, non-GAAP adjusted operating margins of between 10% and 13%, and non-GAAP adjusted EPS of between $0.19 and $0.23, respectively.  The Company may incur charges, realize gains, or experience other events in 2018 that could cause actual results to vary from this guidance. Refer to exhibits below for a reconciliation between the GAAP and non-GAAP diluted earnings per share guidance.

The acquisition of DSI, which will be financed through a combination of debt, the proceeds from the sale of Denville, and cash on hand, is expected to close by the end of January or early February 2018.  In connection with the closing of the Denville and DSI transactions, the Company’s existing credit facilities will be terminated, with the term loan of approximately $12 million in outstanding principal being paid in full, and the Company will enter into a new term loan and an up to $25 million revolving line of credit (together, the “New Credit Facility”).  Total outstanding debt from the New Credit Facility will be approximately $67 million at closing of the DSI acquisition.  The New Credit Facility will mature five years from the date it is executed.

Janney Montgomery Scott LLC is serving as exclusive financial advisor to the Company and Burns & Levinson LLP is serving as legal counsel to the Company in connection with the transactions.

Webcast and Conference Call Details

The Company will be hosting a conference call and webcast on Tuesday January 23, 2018 at 7:30 am ET to discuss the announced transactions and recent business developments. Individuals interested in listening to the conference call may do so by dialing 888-771-4371 for domestic callers or 847-585-4405 for international callers, and referencing the conference ID# 46346356. To listen to a live webcast or a replay, please visit the investor relations section of the Company’s website at www.harvardbioscience.com.

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including adjusted profit margins, adjusted operating margins, and adjusted earnings per diluted share. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business. For the periods presented, these non-GAAP financial measures of income have excluded certain expenses and income primarily resulting from purchase accounting or events that we do not believe are related to the ongoing operations of the business such as amortization of intangibles related to acquisitions and stock-based compensation expense. They also exclude the tax impact of the reconciling items. This non-GAAP financial information is used by our management to internally evaluate the operating results of the Company.  Tabular reconciliations of our estimated non-GAAP adjusted operating margin percentage and non-GAAP adjusted earnings per diluted share are included as exhibits below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP, and may be different than other companies’ non-GAAP financial information.

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer and marketer of a broad range of solutions to advance life science. Our products are sold to thousands of researchers in over 100 countries through our global sales organization, websites, catalogs, and through distributors including Thermo Fisher Scientific Inc., VWR, and other specialized distributors. We have sales and manufacturing operations in the United States, the United Kingdom, Germany, Sweden, Spain, France, Canada and China. For more information, please visit our website at www.harvardbioscience.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of such words as "will," "guidance," "objectives," "optimistic," "potential," "future," "expects," "plans," "estimates," "continue," "drive," "strategy," "potential," "potentially," "growth," "long-term," "projects," "projected," "intends," "believes," "goals," "sees," "seek," "develop" "possible" "new," "emerging," "opportunity," "pursue" and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company's or management's beliefs or expectations, including the closing of the DSI merger, the Company's anticipated future revenues and earnings, the strength of the Company's market position and business model, the impact of acquisitions, or potential acquisitions, the outlook for the life sciences industry, the Company's business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company's current products, or products it is developing or intends to develop, and the Company's plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause the Company's actual results to differ materially from those in the forward-looking statements include failure of the closing conditions relating to the DSI transaction to be satisfied or the closing to not otherwise occur, reductions in customers’ research budgets or government funding; domestic and global economic conditions; economic, political and other risks associated with international revenues and operations; currency exchange rate fluctuations; economic and political conditions generally and those affecting pharmaceutical and biotechnology industries; the seasonal nature of purchasing in Europe; the Company's failure to expand into foreign countries and international markets; the Company’s failure to realize the expected benefits of facility consolidations; the Company's inability to manage its growth; competition from the Company's competitors; material weakness in the Company’s internal control over financial reporting; failure or inadequacy of the Company's information technology structure; impact of difficulties implementing our enterprise resource planning systems; the Company's failure to identify potential acquisition candidates and successfully close such acquisitions with favorable pricing or integrate acquired businesses or technologies; unanticipated costs relating to acquisitions and known and unknown costs arising in connection with the Company's consolidation of business functions and any restructuring initiatives; the Company’s inability to effectively sell spectrophotometer products following the retirement of the GE Healthcare brand; failure of any banking institution in which the Company deposits its funds or the institution's failure to provide services; the Company's substantial debt and its ability to meet the financial covenants contained in its credit facility; the Company's failure to raise or generate capital necessary to implement its acquisition and expansion strategy, expand operation and invest in new products; the failure of the Company's spin-off of Harvard Apparatus Regenerative Technology, Inc. (now known as Biostage, Inc., “Biostage”), to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes; the failure of Biostage to indemnify the Company for any liabilities associated with Biostage’s business; impact of any impairment of the Company's goodwill or intangible assets; the Company's ability to retain key personnel; rising commodity and precious metals costs; the Company's ability to protect its intellectual property and operate without infringing on others' intellectual property; exposure to product and other liability claims; plus factors described under the heading "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2016 or otherwise described in our other public filings. The Company's results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066. Press releases may be found on the Harvard Bioscience website.

Exhibit 1
HARVARD BIOSCIENCE, INC.
Reconciliation of Guidance for 2018 GAAP Operating Margin Percentage to Non-GAAP Adjusted Operating Margin Percentage
(unaudited)

GAAP operating margin percentage (A)	4% - 7%

Adjustments:

Amortization of intangible assets (B)	2.5%

Stock-based compensation expense	3.5%

Non-GAAP adjusted operating margin percentage (A)	10% - 13%

(A) This guidance includes the impact of the transactions announced on January 22, 2018, however excludes the impact of future acquisitions, acquisition costs, restructuring charges, or other one time charges.
(B) Amortization of intangible assets includes a preliminary estimate of amortization following the acquisition of DSI and the sale of Denville. Actual amortization of intangible assets will be calculated as part of the valuation of intangible assets acquired through purchase accounting.

Exhibit 2
HARVARD BIOSCIENCE, INC.
Reconciliation of Guidance for 2018 GAAP Diluted Earnings per Common Share to Non-GAAP Adjusted Diluted Earnings per Common Share
(unaudited)

GAAP diluted earnings per common share (A)	$0.03 - 0.07

Adjustments:

Amortization of intangible assets (B)	0.10

Stock-based compensation expense	0.11

Income taxes (C)	(0.05)

Non-GAAP adjusted diluted earnings per common share (A)	$0.19 - 0.23

(A) This guidance includes the impact of the transactions announced on January 22, 2018, however excludes the impact of future acquisitions, acquisition costs, restructuring charges, or other one time charges.
(B) Amortization of intangible assets includes a preliminary estimate of amortization following the acquisition of DSI and the sale of Denville. Actual amortization of intangible assets will be calculated as part of the valuation of intangible assets acquired through purchase accounting.
(C) Income taxes includes the tax effect of adjusting for the reconciling items using the calculated effective tax rate in the jurisdictions in which the reconciling items arise and any changes to valuation allowances.

CONTACTS:

Corey Manchester
Director, Finance and Investor Relations

Tel: 508 893 8999
Fax: 508 429 8478